Exhibit (d)(56)

Form of

Schedule A

Funds and Portfolios Covered by Sub-Research Agreement

between

Fidelity Investments Japan Limited

and

Fidelity International Investment Advisors

dated as of ___________

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Fidelity International Equity Central Fund	Equity	11/15/07

Agreed and Accepted as of _____________
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